Exhibit 99.3

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”) of Farmland Partners Inc., a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the Company’s initial public offering and to the inclusion of his or her biographical information in the Registration Statement.

/s/ Chris Downey
Signature

Chris Downey
Printed Name

February 5, 2014
Date